Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160076 on Form S-3 of our reports dated July 30, 2013, relating to the consolidated financial statements and financial statement schedule of Flow International Corporation and subsidiaries and the effectiveness of Flow International Corporation's internal control over financial reporting, which expressed an adverse opinion on the Company's internal control over financial reporting because of two material weaknesses, appearing in this Annual Report on Form 10-K of Flow International Corporation for the year ended April 30, 2013.

/s/ Deloitte & Touche LLP

Seattle, Washington
July 30, 2013